   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 21, 1998

                                                       REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549
                         ------------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                         ------------------------------

                      HAWAIIAN NATURAL WATER COMPANY, INC.

             (Exact name of Registrant as specified in its charter)

           HAWAII                    99-0314848
(State or other jurisdiction      (I.R.S. Employer
             of                Identification Number)
      incorporation or
        organization)

                              248 MOKAUEA STREET,
                             HONOLULU, HAWAII 96819
                                 (808) 832-4550

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

             MARCUS BENDER               COPIES OF COMMUNICATIONS TO:
 PRESIDENT AND CHIEF EXECUTIVE OFFICER     RICHARD P. MANSON, ESQ.
 HAWAIIAN NATURAL WATER COMPANY, INC.           Graham & James
          248 MOKAUEA STREET                801 S. Figueroa Street
        HONOLULU, HAWAII 96819             Los Angeles, California
                                                    90017
            (808) 832-4550                      (213) 624-2500

           (Name, address, including zip code, and telephone number,

                   including area code, of agent for service)

                         ------------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT, AS DETERMINED BY MARKET CONDITIONS AND THE SELLING STOCKHOLDER.

                         ------------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If delivery of the prospectus is expected to made pursuant to Rule 434, please check the following box: / /

                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED MAXIMUM      PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF                 AMOUNT TO           OFFERING PRICE          AGGREGATE             AMOUNT OF
       SECURITIES TO BE REGISTERED             BE REGISTERED           PER SHARE           OFFERING PRICE       REGISTRATION FEE
Common Stock, no par value................        150,000             $4-11/32(3)           $ 651,563(3)             $ 193
                                               565,000(1)(2)            6.00(4)             3,390,000(4)             1,000
                                                                                                                     ------
  Total.....................................................................................................         $1,193

(1) Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers such additional shares of Common Stock as may become issuable to prevent dilution resulting from stock splits, stock dividends and similar events.

(2) Issuable upon the exercise of currently outstanding options.

(3) Calculated pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low sales prices of the Registrant's Common Stock on September 15, 1998, as reported by the Nasdaq SmallCap Market.

(4) Calculated pursuant to Rule 457(g) under the Securities Act, based upon the highest price at which the options exercisable for the shares of Common Stock registered hereby are exercisable.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVENESS UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                SUBJECT TO COMPLETION, DATED SEPTEMBER 21, 1998
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                                   715,000 SHARES

                      HAWAIIAN NATURAL WATER COMPANY, INC.

                                  COMMON STOCK
                                  NO PAR VALUE
                             ---------------------

    This Prospectus relates to an offering of up to 715,000 shares (the "Shares") of common stock, no par value ("Common Stock"), of Hawaiian Natural Water Company, Inc., a Hawaii corporation (the "Company"), which may be resold from time to time by the selling stockholder named herein (the "Selling Stockholder"). See "The Selling Stockholder." For purposes hereof, the Selling Stockholder includes donees and pledgees selling Shares received from the Selling Stockholder named herein after the date of this Prospectus. The Shares consist of 100,000 shares of Common Stock (the "Initial Shares") previously issued to the Selling Stockholder and an additional 615,000 shares of Common Stock which may be issued to the Selling Stockholder in the future upon or in connection with the exercise of options (the "Options"). The Initial Shares and the Options were issued or granted to the Selling Stockholder in consideration for the performance of certain financial public relations advisory services. See "The Advisory Agreement."

    All of the Shares offered hereby are being offered for the account of the Selling Stockholder. The Company will not directly receive any proceeds from the sale of the Shares; however, the Company could receive aggregate proceeds of up to $2,190,000 from the exercise of the Options, if all of the Options are exercised. The Options are exercisable by the Selling Stockholder in its sole discretion. There can be no assurance that the Selling Stockholder will exercise any of the Options.

    The Selling Stockholder may elect to sell some, all or none of the Shares offered hereby. The Selling Stockholder may sell Shares from time to time on the Nasdaq SmallCap Market ("Nasdaq"), in negotiated transactions or otherwise, or by a combination of these methods, at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices. The Company's Common Stock is quoted on Nasdaq under the symbol "HNWC." On
            , 1998, the closing sales price of the Common Stock was $         .

    THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 4.
                             ---------------------

    The Company is paying the cost of registering the Shares and various related expenses, but the Selling Stockholder is responsible for all selling commissions, transfer taxes and other such costs related to the sale of the Shares. The Selling Stockholder may effect sales of the Shares through one or more broker-dealers, who may receive compensation in the form of discounts or commissions from the Selling Stockholder or from purchasers of the Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both. The Selling Stockholder and any broker-dealers that participate in the offering of the Shares may, under certain circumstances, be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution."
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

               THE DATE OF THIS PROSPECTUS IS            , 1998.

                           FORWARD-LOOKING STATEMENTS

    Certain information contained in, or incorporated by reference into, this Prospectus, includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as indicated by the use of such terms as "may," "will," "expect," "believe," "estimate," "anticipate," "intend" or other similar terms or the negative of such terms. Such forward-looking statements include, without limitation, the Company's expectations with respect to future financial results, capital requirements, market growth, new product introductions, potential acquisitions and the like. These statements are based upon information currently available to the Company and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. The principal risks and uncertainties are set forth under the heading "Risk Factors" beginning on page 4 of this Prospectus and are described elsewhere herein and in the documents incorporated herein by reference.

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 under the Securities Act with respect to the Shares offered hereby (the "Registration Statement"). This Prospectus does not contain all of the information set forth in the Registration Statement. For further information about the Company and the Shares offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus concerning the provisions of any contract or other document are not necessarily complete, and where such contract or other document is filed as an exhibit to the Registration Statement, such statements are qualified in their entirety by the provisions of such exhibit, to which reference is hereby made for a full statement of the provisions thereof. The Registration Statement may be inspected and copied at the Public Reference Room maintained by the Commission at 450 Fifth Street, N.W., Washington D.C. 20549. Information concerning the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. A copy of the Registration Statement may also be accessed electronically by means of the Commission's home page on the Internet at http.//www.sec.gov.

    The Company is subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files periodic reports, proxy statements and other information with the Commission. Such materials may be inspected or copied at the public reference facilities of the Commission described above. Information concerning the Company may also be accessed electronically by means of the Company's home page on the Internet at http.//www.hawaiiansprings.com.

                      DOCUMENTS INCORPORATED BY REFERENCE

    The following documents previously filed by the Company with the Commission under the Exchange Act are incorporated herein by reference:

    (1) The Company's Annual Report on Form 10K-SB for the fiscal year ended December 31, 1997;

    (2) The Company's Quarterly Reports on Form 10Q-SB for the quarters ended March 31, 1998 and June 30, 1998, respectively; and

    (3) The description of the Company's Common Stock contained in the Company's registration statement on Form 8-A dated April 21, 1997.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed incorporated by reference into this Prospectus and made a part hereof from the date of filing of such documents. Any statement incorporated by reference herein shall be deemed modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that is also incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide to any person, including any beneficial owner, to whom a copy of this Prospectus has been delivered a copy of any or all of the information that has been incorporated by reference into, but not delivered with, this Prospectus. Such information will be provided without charge, upon the written or oral request of such person directed to the Secretary of the Company at 248 Mokauea Street, Honolulu, Hawaii 96819; telephone number (808) 832-4550.

                                  THE COMPANY

    The Company bottles, markets and distributes "natural water" under the name "Hawaiian Springs-TM-." The term "natural water" signifies that the bottled water retains the same chemical composition and mineral content as the water at the source. Natural water is distinguished from "purified" water, from which certain chemicals and minerals have been removed by means of reverse osmosis filtration. There are several purified Hawaiian waters currently on the market; however, the Company's product is the only bottled natural water available from Hawaii.

    The Company's product is "bottled at the source" with water drawn from a well located at the base of the Mauna Loa volcano in Kea'au, on the Big Island of Hawaii. The term "bottled at the source" signifies that the water is pumped directly from the source to the bottling facility, thereby eliminating handling and transportation procedures which might lead to contamination. The proprietary source of the Company's product further distinguishes it from competing purified waters, which are typically drawn from municipal water supplies.

    The Company currently offers its product only in polyethylene therephthalate ("PET") plastic bottles of 1.5 liters or less. The bottles are manufactured at the Company's bottling facility with blow molding equipment owned and operated by the Company. The PET "premium" category (bottles of two liters or less are considered "premium") is currently the fastest growing segment of the non-sparkling water market in the United States, accounting for approximately 750 million gallons in 1997, up 30% from 1996. The Company is currently negotiating the purchase of additional bottling equipment which would enable it to offer its product in PET five liter bottles as well. The Company is also considering entering the five gallon home and office market, either independently or through the acquisition of an existing bottler.

    The Company began commercial operations in February 1995, selling initially in the Hawaiian market exclusively. The Company continues to market its product primarily in Hawaii but has since developed a limited presence on the U.S. Mainland and in certain international markets (currently Guam, the Middle East and Japan). Sales in Hawaii accounted for approximately 66% of the Company's total sales during the first six months of 1998. International sales accounted for approximately 19% during this period but increased to 27% in the second quarter ended June 30, 1998. The Company expects continued growth in international sales, especially in the Pacific Rim, through increased penetration of existing markets and entrance into new markets, such as Thailand and Taiwan. The Company's objective is to become a leading provider of premium quality bottled water on a national and international basis.

    A majority of the Company's product is sold through retail channels, such as convenience stores and supermarkets, although the Company also sells through food service outlets, such as restaurants, bars, airlines, hotels and country clubs. Food service distribution was the fastest growing segment of the Company's business in 1997. The Company markets its water on the basis of superior quality and taste and on the worldwide reputation of Hawaii.

    The Company was incorporated in Hawaii in September 1994. The Company's principal executive offices are located at 248 Mokauea Street, Honolulu, Hawaii 96819; the Company's telephone number is (808) 832-4550. The Company has no subsidiaries and no ownership interest in any other company or business.

                                  RISK FACTORS

    Prospective investors should carefully consider the risk factors set forth below, as well as other information contained in this Prospectus, before deciding to purchase any of the Shares offered hereby. In addition to historical information, this Prospectus contains certain forward-looking statements relating to the Company's anticipated future results. The Company's actual results could differ materially from those anticipated in such forward-looking statements due to the risk factors set forth below as well as other risks and uncertainties discussed in the periodic reports filed by the Company under the Exchange Act and incorporated herein by reference.

    CONTINUING LOSSES. The Company has incurred net losses in each year since inception. The Company incurred a net loss of approximately $2,582,000 ($0.85 per share) in the year ended December 31, 1997, and approximately an additional $510,000 ($0.13 per share) and $1,054,000 ($0.27 per share) in the three and six month periods ended June 30, 1998, respectively. As of June 30, 1998, the Company had an accumulated deficit of approximately $5,700,000. The Company expects to continue generating losses until such time as it achieves significantly higher sales levels. There can be no assurance that the Company will achieve profitability or, if it does, as to the timing thereof.

    ADDITIONAL CAPITAL REQUIREMENTS; UNCERTAINTY OF ADDITIONAL FUNDING. Based upon current expectations, the Company does not believe that cash on hand will be adequate to fund its operations until such time as the Company is able to generate positive cash flow from operations. Therefore, the Company will need to raise additional capital or improve its performance more rapidly than expected in order to sustain its operations. Additional capital would also be required in connection with the possible acquisition of other businesses or assets, anticipated extensions of the Company's product line or improvements to the Company's bottling facility. The Company is currently negotiating with certain sources concerning the investment of additional equity capital. See "Possible Preferred Stock Offerings" below. The Company does not anticipate obtaining bank financing at this time. There can be no assurance that additional financing will become available on terms and conditions acceptable to the Company. If such financing does become available, it could result in the issuance of a substantial number of additional shares of Common Stock (or securities convertible into or exercisable for Common Stock) at prices below those then prevailing in the market. Except in limited circumstances, no stockholder approval will be required in connection with any such issuance. See "Stockholder Approval Required Only in Connection With Certain Issuances" below.

    POSSIBLE PREFERRED STOCK OFFERINGS. The Company's Articles of Incorporation currently provide for the issuance of up to 5,000,000 shares of "blank check" preferred stock. Such preferred stock may be issued in one or more series from time to time, with such designations, rights, preferences and limitations as the Board of Directors may determine, in its discretion. Except in certain circumstances, no stockholder approval is required in connection with any such issuance. See "Stockholder Approval Required Only in Connection With Certain Issuances" below. No shares of preferred stock of the Company are currently outstanding. However, the Company is contemplating one or more offerings of preferred stock, some or all of which may be convertible into Common Stock at prices below those then prevailing in the market. Any such preferred stock would rank senior to the Common Stock upon liquidation and could carry a preferential dividend potentially calling for substantial cash payments by the Company on an annual or semi-annual basis.

    STOCKHOLDER APPROVAL REQUIRED ONLY IN CONNECTION WITH CERTAIN
ISSUANCES. Under applicable law, the Board of Directors is authorized to issue additional equity securities of the Company, without stockholder approval, unless otherwise provided in the Company's charter documents or required by the rules or regulations of applicable governmental or regulatory agencies. The Company's charter documents do not contain any such restrictions. The Company's Common Stock is quoted on Nasdaq; accordingly the Company is subject to the corporate governance provisions of Nasdaq's Marketplace Rules. Such Rules require stockholder approval only in connection with substantial issuances of listed securities, generally issuances resulting in an increase of 20% in the outstanding shares of the class. The Company does not expect to propose any additional issuances of securities which would require stockholder approval pursuant to such Rules. In the event that stockholder approval is required in connection with a proposed financing transaction, the closing of such transaction would be delayed pending submission of the matter to the stockholders. There can be no assurance that stockholder approval, if solicited, would be obtained.

    BROAD MANAGEMENT DISCRETION IN IMPLEMENTATION OF GROWTH STRATEGY. The Company is currently planning several initiatives designed to develop and expand its business. These initiatives include, without limitation, (i) improvements to the Company's bottling facility to increase capacity, enhance efficiency and produce new products, such as PET five liter bottles; (ii) extensions of the Company's product line into nutriceutical beverages or other products outside the pure water category; and (iii) entrance into the five gallon home and office market through one or more acquisitions and/or internal expansion. The scheduling and development of the foregoing initiatives are within the discretion of management and may be effected without stockholder approval, except to the extent required in connection with a financing as described above. See "Stockholder Approval Required Only in Connection With Certain Issuances." These initiatives will require substantial investment of management efforts and financial resources; nevertheless, there can be no assurance that any of these initiatives will be completed. If completed, these initiatives could substantially change the Company's business. There can be no assurance that the implementation of these initiatives, if completed, will enable the Company to improve its operating results as anticipated.

    MAJORITY OF SALES IN HAWAII MARKET; DEPENDENCE ON KEY CUSTOMER. The Company's objective is to become a provider of premium quality bottled water on a national and international basis. To date, however, a substantial majority of the Company's sales have occurred in the Hawaiian market. The Company's principal distributor in Hawaii, Paradise Beverages ("Paradise") currently accounts for a majority of the Company's net sales. The Company's distribution agreement with Paradise is based upon an oral understanding, which is terminable at will by either party. Termination of this distribution agreement for any reason could have a material adverse effect on the Company.

    CURRENCY FLUCTUATIONS; UNCERTAIN DEMAND IN ASIA. The Company's growth strategy emphasizes international expansion, especially in developed Asian countries in the Pacific Rim. Several of these countries have recently experienced economic downturns and weakening of their currencies relative to the U.S. dollar. The Company has not been directly affected by currency fluctuations in these markets, since all of the Company's sales have been quoted in U.S. dollars. However, currency fluctuations can adversely affect demand for the Company's product in foreign markets by increasing the price of the product in local currency. To date, the Company has not been prevented from expanding distribution into target Asian markets as a result of the strength of the U.S. dollar relative to local currencies. However, further strengthening of the U.S. dollar could negatively impact development of the Company's sales initiatives in these markets.

    LEASE OF KEY OPERATING ASSETS. The Company leases its water source and bottling facility pursuant to a long-term lease agreement with a principal stockholder. This lease agreement requires the Company to make rental payments on a monthly basis at a rate equal to the greater of (i) a specified base rent (currently $5,000 per month), or (ii) 2% of the Company's net revenues, as defined. The rental payments could be substantial, depending upon the Company's level of sales. In addition, the lease arrangement results in the Company exercising less control over its operations than if it had ownership of these assets. The lessor is entitled to make use of the premises (other than the existing structures) for the brewing of beer or the manufacture of other beverages (other than natural water) and is entitled to draw up to 50% of the water flow from the leased well for such purposes. The lessor currently conducts no other activity on the leased premises, and the Company believes that the lessor has no plans to conduct any such activity in the foreseeable future.

    DEPENDENCE ON KEY PERSONNEL. The Company has been substantially dependent upon the services of Marcus Bender, its President and Chief Executive Officer, for the development and management of its business to date. In October 1996, the Company entered into an employment agreement with Mr. Bender, pursuant to which he has been employed as the Company's President for a five year term. Pursuant to this agreement, Mr. Bender has agreed to devote his full working time and best efforts to the performance of his duties on behalf of the Company. Mr. Bender has also agreed not to compete with the Company in the sale of natural water for a period of two years following the termination of employment agreement. The Company has obtained $1.0 million in key man life insurance on the life of Mr. Bender. Nevertheless, the loss of Mr. Bender's services would have a material adverse effect on the Company. The successful implementation of the Company's growth strategy will also depend upon the Company's ability to attract and retain other key personnel, especially in such areas as sales and marketing and manufacturing. Competition for highly qualified personnel is intense, and there can be no assurance that the Company will be able to attract and retain the candidates of its choice.

    COMPETITION. The bottled water industry is highly competitive, with numerous competitors vying to differentiate themselves in the sale of products often perceived as generic by consumers. Barriers to entry may be low at certain local levels but increase significantly at the national and international levels because of the large marketing and distribution costs associated with obtaining and maintaining a presence at these levels. In California, for example, the largest U.S. market, substantial "slotting fees" are typically required to be paid in order to obtain shelf space for new and untested products in major supermarket chains, which account for a significant percentage of bottled water sales. The Company's objective is to become a leading provider of premium quality bottled water on a national and international basis. In both arenas, the Company competes primarily with large, established foreign and domestic companies, all of which have significantly greater financial and other resources than the Company. The Company's principal foreign competitors include Great Brands of Europe, a French company which distributes under the "Evian," "Volvic" and "Dannon Natural Spring Water" names, and Perrier, S.A., a French company, which distributes through its U.S. subsidiary, the Perrier Group, under the "Arrowhead" and "Poland Springs" names, among others. The Company's principal domestic competitors include Crystal Geyser Water Co., a California company, which distributes under the "Crystal Geyser" name, Nora Beverage Co., a Connecticut company which distributes Canadian sourced water under the "Naya" name, and Mountain Valley Water Co., an Arkansas company which distributes under the "Mountain Valley" name.

    GOVERNMENTAL REGULATION; QUALITY CONTROL. The bottled water industry is highly regulated both in the United States and abroad. Various State and Federal regulations, designed to ensure the quality of the water and the truthfulness of its marketing claims, require the Company to monitor each aspect of its production process, including its water source, its bottling operations and its packaging and labeling practices. Governmental regulations in foreign jurisdictions are generally similar to, and in certain respects more stringent than, U.S. regulations. Failure to meet applicable regulations in the U.S. or foreign markets could lead to costly recalls, loss of certification to sell product or, even in the absence of governmental action, loss of revenue due to adverse market reaction to negative publicity. The Company was halted in its early efforts to build distribution in Japan, when the Japanese Ministry of Health and Welfare ordered a total recall of all bottled water stocked by certain competitors. Although the Company's product was not specifically covered by this order, the Company's then distributor terminated its representation of the Company due to adverse market conditions and the Company's efforts to penetrate the Japanese market were impeded for some time. Similar events could occur again in the future, without notice. The adverse impact on the Company's marketing efforts in such circumstances could be severe.

    NO DIVIDENDS. The Company has never paid any dividends on its Common Stock and does not currently intend to pay any dividends on its Common Stock in the foreseeable future. The Company currently intends to retain all of its earnings, if any, to finance the development and expansion of its business. If the Company completes an offering of preferred stock as described above, the holders of such preferred stock will have a priority in the payment of dividends. See "Possible Preferred Stock Offerings" above.

    SECURITIES ELIGIBLE FOR FUTURE SALE. The market price of the Company's Common Stock could be adversely affected by ongoing sales of shares by the Selling Stockholder and other stockholders of the Company who currently hold stock which is not freely tradeable. There are currently 1,599,212 shares of Common Stock held by founding stockholders of the Company which are eligible for sale without registration pursuant to Rule 144 under the Securities Act ("Rule 144"), subject to the limitations set forth in such Rule. All of these shares have been subject to restrictions on resale pursuant to lock-up agreements between the holders and Joseph Stevens & Company, Inc., the managing underwriter of the Company's initial public offering. Such lock-up agreements terminate on November 13, 1998, after which date the holders of such shares will be free to sell them pursuant to Rule 144, subject to the limitations set forth in such Rule. In addition, the Company has outstanding an aggregate of 422,975 options to employees, of which 67,192 are currently vested. All of these options are exercisable at $4.00 per share. The Company has filed a registration statement on Form S-8 covering these options. The shares underlying these options may be sold pursuant to such registration statement, subject in certain instances to lock-up agreements, as described above, expiring on November 13, 1998.

    POSSIBLE VOLATILITY OF STOCK PRICES. The trading price of the Common Stock could be subject to wide fluctuations in response to actual or anticipated quarterly operating results of the Company, announcements of material developments by the Company or its competitors and general market conditions, among other things. The market for small capitalization stocks has generally experienced extreme volatility in terms of trading price and volume in recent years. This volatility has often been unrelated to the operating performance of these companies. The trading prices and volume of the Company's Common Stock have fluctuated widely over its trading history and especially during the past several months. Such volatility could continue in the future.

    POSSIBLE LIMITATIONS ON CHANGE OF CONTROL. The Company's Articles of Incorporation contain provisions enabling the Board of Directors to issue preferred stock in one or more series, with such designations, preferences, privileges and limitations as the Board of Directors may determine without any further vote or action by the stockholders. See "Possible Preferred Stock Offerings" above. In addition, ss.415-172 of the Hawaii Revised Statutes requires stockholder approval prior to the consummation of a "control share acquisition" resulting in beneficial ownership by an acquiring person of in excess of 10% of the voting power of a public corporation incorporated in Hawaii with at least 100 stockholders and its principal place of business or substantial assets located in Hawaii. These provisions could reduce the probability of any change of control or acquisition of the Company without Board approval. While such provisions are intended to enable the Board of Directors to maximize stockholder value, they may have the effect of discouraging takeovers which could be in the best interest of certain stockholders. There is no assurance that such provisions will not have an adverse effect on the market value of the Company's stock in the future.

    CONTINUED QUOTATION ON NASDAQ; POTENTIAL PENNY STOCK CLASSIFICATION. The Company's Common Stock is currently quoted on Nasdaq. In order to maintain this listing, the Company must meet certain maintenance criteria established by Nasdaq on an ongoing basis. Failure to meet such maintenance criteria could result in a delisting of the Common Stock by Nasdaq. If the Company were removed from Nasdaq, trading in the Common Stock would have to be conducted in the over-the-counter market in the so-called "pink sheets" or, if then available, Nasdaq's OTC Bulletin Board. As a result, holders of the Common Stock would find it more difficult to dispose of their shares.

    In addition, if the Company were delisted from Nasdaq and the trading price of the Common Stock were less than $5.00 per share, trading in the Common Stock would become subject to the requirements of Rule 15g-9 under the Exchange Act. Under such Rule, broker-dealers who recommend such low priced securities to persons other than established customers or accredited investors must satisfy special sales practice requirements, including the requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser's written consent to the transaction. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990 also requires additional disclosure in connection with trades involving a stock defined as a penny stock (generally, any equity security not traded on an exchange or quoted on Nasdaq that has a market price of less than $5.00 per share, subject to certain exceptions), including the delivery, prior to any penny stock transaction, of a disclosure statement explaining the penny stock market and the risks associated therewith. Such requirements could severely limit the market liquidity of the Common Stock and the ability of purchasers to sell their shares in the market. There can be no assurance that the Common Stock will not be delisted by Nasdaq or treated as a penny stock in the future.

                             THE ADVISORY AGREEMENT

    Effective as of July 31, 1998, the Company entered into an advisory agreement (the "Advisory Agreement") with 8607 Colonial Group, Inc. ("Colonial"), pursuant to which the Company engaged Colonial as its financial public relations advisor for a two year term. Pursuant to the Advisory Agreement, Colonial agreed to act as a liaison between the Company and members of the securities industry and the financial community including, without limitation, broker-dealers, industry analysts, institutional investors, individuals of high net worth and the Internet trading community for the purpose of increasing the visibility of the Company and its capital stock. As consideration for such services, the Company issued to Colonial 100,000 shares of Common Stock (the "Initial Shares") as a non-refundable retainer and also granted to Colonial options (the "Options") to purchase an aggregate of 565,000 additional shares of Common Stock (the "Option Shares") as follows:

  SHARES       EXERCISE
PURCHASABLE  PRICE/ SHARE   INITIAL EXERCISE DATE    EXPIRATION DATE
-----------  -------------  ----------------------  ------------------
   100,000     $    2.50         September 1, 1998     August 31, 1999
   100,000     $    3.00           October 1, 1998     August 31, 1999
   100,000     $    3.50         November 15, 1998     August 31, 1999
   100,000     $    4.00          January 15, 1999       July 15, 2000
   100,000     $    5.00            March 15, 1999       July 15, 2000
    65,000     $    6.00              May 15, 1999       July 15, 2000

    In addition, if Colonial exercises all of the Options expiring on August 31, 1999, the Company will be obligated to issue to Colonial, for no additional consideration, 50,000 additional shares of Common Stock (the "Contingent Shares").

    Notwithstanding the exercise period provided above, the Company has the right, but not the obligation, to redeem any part or all of the Options at a redemption price of $.05 per Option if and to the extent that the Trading Price thereof (as defined below) is at least 150% of the Exercise Price thereof for a period of ten (10) consecutive trading days within a period of fifteen (15) trading days prior to delivery by the Company to Colonial of a written notice of redemption (the "Redemption Notice") with respect thereto; provided, however, that the Company will not be entitled to redeem any Options unless all of the following conditions are satisfied with respect thereto: (i) the Initial Exercise Date thereof as provided above has occurred on or prior to the delivery date of the Redemption Notice; (ii) a registration statement relating to the Shares is effective as of the delivery date of such Redemption Notice and remains continuously effective through the date set for redemption (the "Redemption Date"), which shall be not less than 10 nor more than 20 days following the delivery date of the Redemption Notice; and (iii) the Common Stock is quoted on the Nasdaq National Market System or SmallCap Market or is listed on the New York Stock Exchange or other national or regional stock exchange (collectively, "Listed") on the delivery date of the Redemption Notice and remains Listed continuously through the Redemption Date.

Colonial will be entitled to exercise any or all of the Options called for redemption at any time through the Redemption Date therefor.

    For purposes of the foregoing, the term Trading Price with respect to any given trading day means the greater of (i) the closing sales price, or (ii) the average of the closing bid and asked prices for the Common Stock on such trading day as reported on by Nasdaq, or the stock exchange on which the Common Stock is then Listed.

    The Options are non-transferable and are exercisable only for cash. The Company could receive aggregate proceeds of up to $2,190,000 from the exercise of the Options. The Options are subject to standard anti-dilution protection in the event of stock splits, stock dividends and other such events. The Company has agreed to register the Initial Shares, the Contingent Shares and the Option Shares under the Securities Act and to bear all of the costs of such registration, except that the Selling Stockholder will pay all underwriting discounts and brokerage commissions and will pay its own counsel's fees in the event that it elects to use counsel separate from the Company's.

    The Company believes that the fair market value of the Initial Shares was approximately $350,000, determined on the date of issuance. The Company believes that the fair value of the Options was approximately $773,000 determined on the date of grant, using the Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rate of 5.42%; expected dividend yield of zero; expected life of nine months; and expected volatility of 126%. The aggregate fair market value of the Initial Shares and the Options will be recorded as a charge to income in the third quarter of 1998. The fair market value of the Contingent Shares will be recorded as a charge to income upon issuance.

                                USE OF PROCEEDS

    All of the Shares offered hereby are being offered for the account of the Selling Stockholder. The Company will not directly receive any proceeds from the sale of the Shares; however, the Company could receive aggregate proceeds of up to $2,190,000 from the exercise of the Options, if all of the Options are exercised. The actual amount received, if any, will equal the number of Options exercised, multiplied by the exercise price of such Options as shown above. See "The Advisory Agreement." The Options are exercisable by the Selling Stockholder in its sole discretion. There can be no assurance that the Selling Stockholder will exercise any of the Options. The Company will use any proceeds received from the exercise of the Options for working capital and general corporate purposes.

                            THE SELLING STOCKHOLDER

    The following table sets forth certain information concerning the Selling Stockholder and its beneficial ownership of the Shares:

                                                      SHARES                                        SHARES
                                                   BENEFICIALLY                      SHARES      BENEFICIALLY
                                                  OWNED PRIOR TO                    OFFERED     OWNED AFTER THE
          NAME OF SELLING STOCKHOLDER             THE OFFERING(1)   % OF CLASS(2)    HEREBY       OFFERING(3)
-----------------------------------------------  -----------------  -------------  ----------  -----------------
8607 Colonial Group, Inc.(4)...................         400,000            9.3%       715,000(5)        --

------------------------

(1) A person is deemed to be the beneficial owner of securities that can be acquired within 60 days through the exercise of any option, warrant or right. The Selling Stockholder currently holds 100,000 Shares plus options to purchase an aggregate of 565,000 Shares, of which 300,000 are currently exercisable or exercisable within 60 days. Therefore, the Selling Stockholder would be deemed the beneficial owner of the Shares underlying these Options. The Selling Stockholder would be deemed the beneficial owner of the remaining 265,000 Shares, at such time as the related Options become exercisable within 60 days. The Selling Stockholder is also entitled to receive 50,000 Contingent Shares, which may be issued at an indefinite time in the future upon the ocurrence of certain events. See "The Advisory Agreement" above.

(2) Shares of Common Stock subject to options, warrants or rights that are currently exercisable or exercisable within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, warrants or rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(3) Assumes that the Selling Stockholder sells all of the Shares offered hereby. The Selling Stockholder may elect to sell, from time to time, some, all or none of the Shares offered hereby, in its sole discretion. The Company is unable to determine the number of Shares which will be owned by the Selling Stockholder after completion of this offering.

(4) 8607 Colonial Group, Inc. is a New York corporation, wholly owned by Michael Gaggi, a New York resident. Mr. Gaggi may be deemed to be the beneficial owners of the Shares offered hereby.

(5) Includes (i) 100,000 currently outstanding Shares, (ii) an aggregate of 565,000 Shares issuable upon exercise of the Options, and (iii) 50,000 Contingent Shares issuable for no additional consideration in the event that the Selling Stockholder exercises all of the Options expiring on August 31, 1999. See "The Advisory Agreement" above.

                              PLAN OF DISTRIBUTION

    This Prospectus covers the resale by the Selling Stockholder of up to 715,000 Shares of Common Stock previously issued or issuable in the future upon or in connection with the exercise of the Options described above. See "The Advisory Agreement." The Selling Stockholder may elect to exercise some, all or none of the Options, in its sole discretion. There can be no assurance that the Selling Stockholder will exercise any of the Options.

    The Company is registering the Shares on behalf of the Selling Stockholder. As used herein, "Selling Stockholder" includes donees and pledgees selling Shares received from the Selling Stockholder named herein after the date of this Prospectus. All costs, expenses and fees in connection with the registration of the Shares offered hereby will be borne by the Company, except for the fees and expenses of the Selling Stockholder's separate counsel. Brokerage commissions and similar selling expenses, if any, attributable to the sale of Shares will be borne by the Selling Stockholder. Sales of Shares may be effected by the Selling Stockholder from time to time in one or more types of transactions (which may include block transactions), in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the Shares, through short sales, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The Selling Stockholder has advised the Company that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the Shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of Shares by the Selling Stockholder.

    The Selling Stockholders may effect transactions by selling Shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholder and/or the purchasers of Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

    The Selling Stockholder and any broker-dealers that participate in the offering of the Shares may, under certain circumstances, be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any commissions received by such broker-dealers and any profits realized by them on the resale of the Shares may be deemed to be underwriting discounts and commissions under the Securities Act. Because the Selling Stockholder and participating broker-dealers may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Stockholder will be subject to the prospectus delivery requirements of the Securities Act. The Company has informed the Selling Stockholder that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to sales in the market.

    Upon the Company being notified by the Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this Prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the names of any such broker-dealer(s), (ii) the number of Shares involved, (iii) the price at which the Shares are to be sold,
(iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), (v) where applicable, that such broker-dealer(s) did not conduct any investigation to verify the information set forth or incorporated by reference into this Prospectus, and (vi) other facts material to the transaction. A Prospectus supplement will also be filed in connection with any sale of more than 500 Shares by any donee or pledgee of the Selling Stockholder.

    The Company has filed with the Commission a registration statement on Form S-3 under the Securities Act covering the offering of the Shares offered hereby. Pursuant to the Advisory Agreement, the Company agreed to file the registration statement and to keep it effective for a period of one year thereafter.

    The Selling Stockholder is required to provide the Company and its transfer agent with a Notice of Transfer, in the form attached hereto as Appendix A, each time the Selling Stockholder sells Shares using this Prospectus. Delivery of this notice is a prerequisite to the transfer of Shares pursuant to this Prospectus.

                                 LEGAL MATTERS

    The validity of the securities offered hereby has been passed upon for the Company by Graham & James LLP, Los Angeles, California.

                                    EXPERTS

    The financial statements of the Company for the fiscal year ended December 31, 1997, incorporated by reference in this Prospectus and elsewhere in the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of such firm as experts in accounting and auditing in giving such report.

                                   APPENDIX A
             NOTICE OF TRANSFER PURSUANT TO REGISTRATION STATEMENT

DATE

Continental Stock Transfer & Trust Company
2 Broadway
New York, New York 10004
Attention: Compliance Department

        Re:  Hawaiian Natural Water Company, Inc. (the "Company")

Ladies and Gentlemen:

    Please be advised that 8607 Colonial Group, Inc. has sold             shares
of the Company's common stock pursuant to a Registration Statement on Form S-3
(File No. 333-    ). We hereby certify that (1) the above-named beneficial owner of the transferred shares is named as a "Selling Stockholder" in the related
Prospectus dated               , 1998, (2) the transferred Shares are included
in such Prospectus opposite such owner's name and (3) the prospectus delivery requirements of the Securities Act of 1933, as amended, have been satisfied.

                                          Sincerely,

                                          --------------------------------------

                                                          (Name)

                                          By:
                                          --------------------------------------

                                                   (Authorized Signature)

                                          Name:
--------------------------------------------------------------------------------

                                          Title:
                                          --------------------------------------

cc:  Hawaiian Natural Water Company, Inc.
    248 Mokauea Street
    Honolulu, Hawaii 96819
    Attn: Secretary

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO UNDERWRITER, DEALER, SALES REPRESENTATIVE, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Forward Looking Statements................................................    2
Available Information.....................................................    2
Documents Incorporated by Reference.......................................    2
The Company...............................................................    3
Risk Factors..............................................................    4
The Advisory Agreement....................................................    8
Use of Proceeds...........................................................   10
The Selling Stockholder...................................................   10
Plan of Distribution......................................................   11
Legal Matters.............................................................   12
Experts...................................................................   12

                                     [LOGO]
                                HAWAIIAN NATURAL
                              WATER COMPANY, INC.

                                 715,000 SHARES
                                  COMMON STOCK
                                  NO PAR VALUE

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                          , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the various estimated expenses in connection with the sale and distribution of the securities registered hereby, other than sales commissions:

Registration Fee...................................................  $   1,193
Legal Fees and Expenses............................................      8,000*
Accounting Fees and Expenses.......................................      4,000*
Printing and Engraving Expenses....................................      7,000*
Miscellaneous Expenses.............................................      2,000*
                                                                     ---------
  TOTAL............................................................     22,193*

    All of the foregoing expenses will be borne by the Registrant. The Selling Stockholder will not bear any of such expenses.

------------------------

    * Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Article IX of the Registrant's Articles of Incorporation provides as follows:

        "Each director or officer of this corporation, and his legal representatives, shall be indemnified by the corporation against liabilities, expenses, counsel fees and costs reasonably incurred by him or his estate in connection with, or arising out of, any action, suit, proceeding or claim in which he is made a party by reason of his being or having been such a director or officer; and any person who, at the request of this corporation, serves as director or officer of another corporation in which this corporation owned corporate stock, and his legal representative, shall in like manner be indemnified by this corporation; provided, that in neither case shall the corporation indemnify such director or officer with respect to any matter as to which he shall be finally adjudged liable for negligence or misconduct in the performance of this duty to the corporation unless and only to the extent that the Court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such Court shall deem proper, and shall further be indemnified as to any compromise or settlement of any such action, suit or proceeding or claim asserted against such director or officer (including expenses, counsel fees and costs reasonably incurred in connection therewith), provided the Board of Directors shall have first approved such proposed compromise settlement and determined the officer or director involved was not guilty of negligence or misconduct; but, in taking such action, any director involved shall not be qualified to vote thereon, and if for this reason a quorum of the Board cannot be obtained to vote on such matter, it shall be determined by a committee of three (3) persons appointed by the shareholders at a duly called special meeting or a regular meeting. In determining whether or not a director or officer was guilty of negligence or misconduct in relation to any such matter, the Board of Directors or committee appointed by the shareholders, as the case may be, may rely conclusively upon an opinion of independent counsel selected by such Board or Committee. The right to indemnification herein provided shall not be exclusive of any other right to which such director or officer may be lawfully entitled.

    The Registrant maintains liability insurance on behalf of its officers and directors. The Registrant has not entered into any indemnity agreements, and has no indemnification arrangements, with any of its officers and directors except as described above.

ITEM 16. EXHIBITS.

 EXHIBIT
 NUMBER    DESCRIPTION
---------  --------------------------------------------------------------------------------------------------------
     4.1   Specimen Stock Certificate for the Registrant's Common Stock (Incorporated by reference to Exhibit 4.1 to the Registrant's Quarterly Report on Form 10Q-SB for the quarter ended June 30, 1997)
     4.2   Option Agreement between the Registrant and 8607 Colonial Group, Inc.
     5.1   Opinion of Graham & James LLP re legality
    23.1   Consent of Arthur Andersen LLP
    23.2   Consent of Graham & James (included in Exhibit 5.1 hereto)
    24.1   Power of Attorney (included on page II-4)

ITEM 17. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made pursuant to Rule 415 under the Securities Act, a post-effective amendment to this Registration Statement to:

        (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) Reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the total dollar value of securities offered, if the total dollar value of securities offered would not exceed that which was registered and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

        (iii) Include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

    (2) That, for purposes of determining any liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time as the initial bona fide offering thereof.

    (3) To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the termination of the offering.

    Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Honolulu, State of Hawaii on September 17, 1998.

                                HAWAIIAN NATURAL WATER COMPANY, INC.

                                By:              /S/ MARCUS BENDER
                                     ------------------------------------------
                                                   Marcus Bender
                                        PRESIDENT & CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Marcus Bender and David Laeha, and each of them, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign (i) any amendments to this registration statement, (ii) any other registration statement relating to the offering registered hereby that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, or (iii) any amendment to such other registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

    In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                President and Chief
      /S/ MARCUS BENDER           Executive Officer and
------------------------------    Director (Principal       September 17, 1998
        Marcus Bender             Executive Officer)

       /S/ DAVID LAEHA          Chief Financial Officer
------------------------------    (Principal Financial and  September 17, 1998
         David Laeha              Accounting Officer)

      /S/ BRIAN BARBATA
------------------------------  Director                    September 17, 1998
        Brian Barbata

     /S/ MICHAEL CHAGAMI
------------------------------  Director                    September 17, 1998
       Michael Chagami

    /S/ KEIJIRO SORIMACHI
------------------------------  Director                    September 17, 1998
      Keijiro Sorimachi